EXHIBIT 4.2


Warrant #                                                     Number of Warrants
                          VOID AFTER ________________

                               Centrex, Inc. Logo

                              Warrant Certficiate

THIS CERTIFIES THAT for value received                          CUSIP NO.






, or registered assigns, is the owner of the number of Warrants set forth above, each of which entitles the owner to purchase at any time prior to the close of business on _________________ (the "Expiration Date"), at the principal office of the Company, one fully paid and nonassessable share of the Common Stock, $0.001 par value ("Common Stock"), of Centrex, Inc., an Oklahoma corporation ("Company"), at the purchase price per share of $_____ ("Purchase Price") upon presentation and surrender of this Warrant Certificate with the form of Election to Purchase duly executed.

No fractional shares of Common Stock will be issued upon the exercise of any Warrant evidenced by this Warrant Certificate.

No holder of the Warrants evidenced by this Warrant Certificate will be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of these Warrants for any purpose, nor will anything contained in or in this Warrant Certificate be construed to confer upon the holder of these Warrants, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting of shareholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value, consolidation, merger, conveyance or otherwise) to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrants evidenced by this Warrant Certificate have been exercised and the Common Stock purchasable upon the exercise thereof have become deliverable.

Every holder of this Warrant Certificate, by accepting the Warrant Certificate, agrees with the Company and with every other holder of a Warrant Certificate that:

(a) the Warrants evidenced by this Warrant Certificate are transferable only on the registry books of the Company upon surrender of this Warrant Certificate at the principal office of the company at any time after __________________, duly endorsed, or accompanied by a proper instrument of transfer and accompanied, if the Company so requires, by a sum sufficient to pay all taxes and other governmental charges that may be imposed with regard to the transfer; and

(b) the Company may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner of this Warrant Certificate and of the Warrants evidenced by it for all purposes whatsoever, and the Company will not be affected by any notice to the contrary.

WITNESS the signatures of the proper officers of the Company and its corporate seal.

Dated:  _________________________                                  Centrex, Inc.

Attest

                                 Centrex, Inc.
                                 Corporate Seal
________________________         Oklahoma 1998        __________________________
               SECRETARY                                               PRESIDENT